Exhibit 99.1
THERMADYNE HOLDINGS CORPORATION ANNOUNCES OFFERING OF UP TO $250,000,000 SENIOR SECURED NOTES
ST. LOUIS, MO — November 10, 2010 — Thermadyne Holdings Corporation (NASDAQ:THMD) today announced that Razor Merger Sub Inc. intends to offer up to $250,000,000 of senior secured notes in connection with the acquisition of Thermadyne by affiliates of Irving Place Capital. The consummation of the notes offering is subject to market and other conditions including, without limitation, the closing of the merger described below.
Razor Merger Sub Inc. was formed in connection with Thermadyne’s previously announced agreement to merge with an entity controlled by affiliates of Irving Place Capital. The notes will be issued by Razor Merger Sub Inc. Thermadyne will assume all of the obligations under the notes upon consummation of the merger. The net proceeds from the offering of the notes, together with other financing sources, will be used to consummate the merger and pay related fees and expenses.
The notes have not been registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Cautionary Statement Concerning Forward-Looking Information
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements relating to the expected completion and timing of the acquisition. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, such as the condition of the financing markets and other risks as identified in Thermadyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and Thermadyne’s most recent Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission (the “SEC”), which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements.
Thermadyne undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Thermadyne makes on related subjects.

CONTACT:	Thermadyne Holdings Corporation Debbie Bockius 636-728-3031